Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

eDiets® Announces Q3 2007 Results

Provides 2008 Revenue Guidance of $50 Million

Appoints Steve Rattner Chief Executive Officer

FORT LAUDERDALE, FL, November 14, 2007 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of technology to bring weight loss solutions to both consumers and businesses, today announced results for the third quarter ended September 30, 2007.

In addition, the Board of Directors of eDiets.com today announced that current President Steve Rattner has been named President and Chief Executive Officer, effective immediately.

Mr. Rattner joined eDiets.com in May 2006 following the acquisition of Nutrio.com, of which he was President and Chief Executive Officer, as well as co-Founder, and was named President of eDiets in October 2006.

“Steve has led eDiets.com’s turnaround and served as a great leader for the past 13 months. He has assembled a top-notch management team and overseen the rebuilding of our technology on time and on budget, the successful revamping of our meal delivery program and the continued growth of our B2B businesses. We are very proud to have Steve take on the role of CEO and believe he has demonstrated the skills necessary to return the Company to profitability and positive cash flow,” said Kevin A. Richardson, the Company’s Chairman, on behalf of the Board.

“I would like to thank the Board of Directors for their support and their vote of confidence in selecting me. I look forward to expanding my responsibilities as eDiets.com moves closer to offering an end-to-end solution in the weight-loss and wellness marketplace,” said Steve Rattner.

Q3 2007 Results

The Company generated $6.8 million in revenues from continuing operations for the third quarter of 2007, compared to $12.2 million for the same period last year. Loss from continuing operations for the quarter was $2.5 million, or $0.10 per diluted share compared to net income from continuing operations of $0.5 million and $0.02 per diluted share for the third quarter of 2006.

Adjusted EBITDA*, defined as net income before interest, taxes, depreciation, amortization, stock-based compensation, discontinued operations and severance charges for the quarter ended September 30, 2007 was ($1.1) million compared to $1.3 million in the prior year period.

For the nine months ended September 30, 2007, the Company recorded revenues of $22.8 million compared to $39.3 million for the same period last year. Loss from continuing operations was $5.2 million or $0.21 per diluted share, compared to a loss of $3.6 million or $0.16 per diluted share for the first nine months of 2006. Adjusted EBITDA for the nine month period of 2007 totaled ($1.8) million compared to ($1.2) million in the prior year period.

Operating Highlights:

•	$10MM financing closed with Prides Capital

•	Flexible five-day fresh meal delivery plan launched

•	Q3-07 Meal delivery revenues increased 55% from last year

•	Continued ad testing helps refine strategy for planned Q1-08 advertising spend

•	Robust, integrated, end-to-end technology platform on track for completion during Q4-07

“We are well positioned for the post-holiday diet season, with our new technology platform and the capital in place to support the expansion of the business, particularly our freshly prepared meal delivery service,” said Steve Rattner.

“Our new technology platform will enable us to streamline the access to our distinct B2C and B2B divisions, making it easier for our customers and business partners to navigate our content and communicate their needs. As a result, we will be able to present our customers with multiple relevant weight loss and wellness products and services within a single location, even as their personal needs change or expand. Simultaneously, we expect that accelerated growth and increasing volume in our Corporate Services division will provide operating leverage and savings to share with our consumer business and significantly improve overall profitability.”

Outlook

For 2008, eDiets.com estimates that revenue will be approximately $50 million. This guidance reflects the anticipated benefits and operating leverage from the new integrated technology platform, accelerated growth of the B2B business and the expansion of the meal delivery program, including several new heart healthy, glycemic and diabetic meal plans that will be introduced during the first quarter.

Conference Call:

The company will host a conference call to discuss the third quarter results at 9:00 a.m. Eastern Time on Thursday, November 15, 2007. Participants may access the call by dialing 866-831-6291 (domestic) or 617-213-8860 (international), passcode 83972559. In addition, the call will be webcast via the Investor Relations section of the company’s web site at www.ediets.com, where it will also be archived. A telephone replay will be available through Thursday, November 22, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 65906163.

About eDiets.com

eDiets.com, Inc. is a healthy living destination offering professional advice, information, products and services to both consumers and businesses. Since 1997 more than 2.5 million consumers worldwide have become eDiets.com members. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Headquartered in Fort Lauderdale, FL, eDiets.com operates Web sites at www.eDiets.com and www.Deliciouslyyours.com. For more information about eDiets.com, please call (954) 360-9022 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net (loss) income	$(2,495)	$465	$(5,197)	$(3,892)
Interest, net	128	(29)	81	(175)
Income tax provision	55	9	197	54
Depreciation	312	250	759	707
Amortization of Intangibles	303	302	908	459
Stock-based compensation	463	213	1,167	870
Discontinued operations	—	42	—	312
Loss on disposition of fixed assets	154	15	176	15
Severance Charges	(12)	—	74	475

Adjusted EBITDA	$(1,092)	$1,267	$(1,835)	$(1,175)

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, any delay, disruption, or suspension of the Company’s supply of prepared meals from its vendor, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Continuing Operations:
Revenues:
Membership	$4,369	$9,481	$15,625	$30,818
Other revenue	2,466	2,698	7,204	8,450

Total revenues	6,835	12,179	22,829	39,268
Cost and expenses:
Cost of revenue	1,886	2,323	5,087	7,680
Technology and development	883	873	2,774	2,226
Sales, marketing and support	4,218	5,909	13,787	25,881
General and administrative	1,860	2,268	5,233	6,698
Amortization of Intangibles	303	302	908	459

Total cost and expenses	9,150	11,675	27,789	42,944
(Loss) income from continuing operations	(2,315)	504	(4,960)	(3,676)
Other (expense) income, net	(125)	12	(40)	150
Income tax provision	(55)	(9)	(197)	(54)

Net (loss) income from continuing operations	(2,495)	507	(5,197)	(3,580)

Discontinued Operations:
Loss from operations, net of tax	—	(82)	—	(352)
Gain on disposal, net of tax	—	40	—	40

Loss from discontinued operations, net of tax	—	(42)	—	(312)

Net (loss) income	$(2,495)	$465	$(5,197)	$(3,892)

Basic (loss) earnings per common share:
(Loss) income from continuing operations	$(0.10)	$0.02	$(0.21)	$(0.16)
Loss from discontinued operations	0.00	(0.00)	0.00	(0.01)

Net (loss) income	$(0.10)	$0.02	$(0.21)	$(0.17)

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.10)	$0.02	$(0.21)	$(0.16)
Loss from discontinued operations	0.00	(0.00)	0.00	(0.01)

Net (loss) income	$(0.10)	$0.02	$(0.21)	$(0.17)

Weighted average common and common equivalent shares outstanding:
Basic	24,880	24,219	24,765	23,004

Diluted	24,880	24,739	24,765	23,004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,287)	$(32)	$(2,847)	$(3,049)
Investing	(1,235)	(693)	(2,912)	(10,513)
Financing	9,751	1,579	9,914	10,615
Discontinued Operations	—	(474)	—	(474)

	September 30, 2007	December 31, 2006
BALANCE SHEET DATA:
Cash and cash equivalents	$10,147	$6,015
Total assets	32,156	27,544
Deferred Revenue	3,810	4,401
Long-term debt (excluding capital leases)	6,066	—
Stockholder’s equity	16,322	16,196